Exhibit 99

Titan Chairman/CEO to Discuss Goals for 2010

QUINCY, Ill. - December 21, 2009 - Titan International, Inc. Chairman and CEO Maurice M. Taylor Jr. will offer goals for the company and outlook for 2010 in a conference call on Tuesday, December 22, 2009.

“With current economic conditions, it is difficult to forecast how next year will look,” said Taylor. “Titan’s OEM accounts anticipate that 2010 will be an up year compared to 2009. A lot of this is due to inventory reductions in 2009. The farm business started out good during the first six months of 2009; but then slowed, not only due to inventory reductions, but also because a lot of corn and soybeans had to be left in the field due to wet fall conditions. I believe only the bureaucrats in the Federal government thought 2009 was a great year. The government increased in size and got a pay raise. As far as Titan, it was a challenging year.

“Titan’s goals for 2010 are as follows: sales up to a range of $770 to $820 million in current product; EBITDA in a range of $65 to $85 million; and capital expenditures are expected to be in the range of $12 to $16 million," said Taylor.

“There are two items that could swing these numbers up by an extra 15 percent: higher farm demand and strong commodities. With these, Titan will be in real good shape. I believe we are in a great position to take advantage of any market we run into this next year.”

The conference call with Taylor will be held at 8 a.m. Eastern on Tuesday, December 22, 2009, for investors who would like to discuss his 2010 goals for Titan. To participate, call (800) 230-1059 or for International (612) 428-4480.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2008. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489